CONSENT OF COUNSEL

    We consent to the reference to our Firm under the heading “Counsel and Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 51 to the Registration Statement on Form N-1A of The Tocqueville Trust as filed with the Securities and Exchange Commission on or about February 27, 2015.

/s/ Paul Hastings LLP
PAUL HASTINGS LLP

New York, New York
February 27, 2015